Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORBCOMM Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-180755 and 333-175577 on Form S-3 and Registration Statements Nos. 333-174916, 333-139582, and 333-139583 on Form S-8 of ORBCOMM, Inc. and subsidiaries (the Company) of our reports dated March 17, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of ORBCOMM Inc. and subsidiaries.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2013 contains an explanatory paragraph that states that the Company acquired the net assets and liabilities of MobileNet, GlobalTrak and Sensor Enabled Notification Systems (“Acquired Businesses”) during 2013 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, the Acquired Businesses’ internal control over financial reporting associated with assets of $16.1 million, representing 6.2% of consolidated assets, and revenues of $7.1 million, representing 9.6% of consolidated revenues, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of ORBCOMM Inc. also excluded an evaluation of internal control over financial reporting of the Acquired Businesses.

/s/ KPMG LLP

New York, New York

March 17, 2014